Exhibit 99.1

SeaWorld Entertainment, Inc. Announces Two Additions to its Board of Directors

ORLANDO, Fla., Dec. 10, 2020 – SeaWorld Entertainment, Inc. (NYSE: SEAS) (“SeaWorld” or the “Company”), a leading theme park and entertainment company, today announced its Board of Directors (the “Board”)  have elected Timothy Hartnett and Kimberly Schaefer to serve as Directors of the Company, effective December 9, 2020. These appointments increase the size of the Board from eight to ten Directors.

“We are pleased to welcome Tim and Kim to the Company’s Board,” said Scott Ross, Chairman of the SeaWorld Board and Managing Partner of Hill Path Capital. “Tim brings significant experience working with companies across industry sectors and brings unique skills, particularly in finance and accounting. Kim has significant experience in the leisure, hospitality and entertainment sectors and brings unique skills, particularly in operations and marketing. We are very fortunate to have Tim and Kim on our Board and look forward to their contributions.”

Hartnett is currently CEO of New Roc Management, a consulting firm focused on providing asset management and operational services and advice to a high net worth family.  From 1988 to 2013 he was employed by PricewaterhouseCoopers where he ultimately served as a partner and global leader of its private equity practice. He received a B.A. in Accounting from Boston College and an M.B.A. in Finance from Columbia Business School.

Schaefer is President of Two Bit Circus, Inc., a startup concept focusing on social interactions using the latest in technology and gaming. From 2009 to 2015, Schaefer served as CEO and a Director of Great Wolf Resorts, Inc., and prior to that, as Chief Operating Officer/Chief Brand Officer. Schaefer serves on the Board of Directors of Hall of Fame Resort & Entertainment Company and served on the Board of Education Realty Trust from 2016 to 2018. She graduated from Edgewood College with a B.A. in Accounting.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company providing experiences that matter, and inspiring guests to protect animals and the wild wonders of our world. The Company is one of the world's foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The Company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The Company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld® rescue team has helped more than 37,000 animals in need over the Company's history.  SeaWorld Entertainment, Inc. owns or licenses a portfolio of recognized brands including SeaWorld®, Busch Gardens®, Aquatica®, Sesame Place® and Sea Rescue®. Over its more than 60-year history, the Company has built a diversified portfolio of 12 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection. The Company's theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail by registering at that website.

CONTACT:

Investor Relations:

Matthew Stroud

Vice President, Investor Relations

855-797-8625

Investors@SeaWorld.com

Media:

Lindsay Walters

Vice President, Edelman

202-867-8014

Lindsay.Walters@Edelman.com